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Priority Technology Holdings Announces Third Quarter 2018 Financial Results

Third Quarter 2018 Highlights

•
Total third quarter merchant bankcard volume processed grew 10.5% year over year to $9.6 billion, bringing 9 month volume processed to a record $28.5 billion, up 11.4%, versus the $25.6 billion in the prior 9-month period.

•	Commercial Payments processing volume increased 34.7% year over year.

•
Revenues in the Consumer Payments segment declined $8.5 million, or 8.2%, over the prior year third quarter primarily due to the loss of high-margin revenue from certain subscription billing e-commerce merchants, that represented approximately 2% of the Company’s processing volume. The closure of merchants in this channel was due to industry wide changes for enhanced card association compliance. The Company is actively engaged in risk mitigation efforts with merchants and card associations to implement the new card association requirements and has begun boarding compliant merchants. Over the next several quarters, the Company expects to restore such lost revenue attributable to the subscription e-commerce merchants to the Company's recurring revenue base.

•	Revenues in our Commercial Payments and Managed Services segment increased 17.8%, to $7.8 million, over the prior year third quarter.

•
Consolidated net loss under GAAP was $2.6 million compared to consolidated net income of $2.3 million in the prior-year quarter, while consolidated Adjusted EBITDA (a non-GAAP measure) was $12.7 million compared to $15.6 million in the prior year quarter. The net loss and lower Adjusted EBITDA in the third quarter were partially attributable to the reduced revenue from the temporary suspension in boarding of subscription e-commerce merchants due to industry-wide changes in card association requirements. Higher interest expense and one-time costs related to the public-company transaction also contributed to the decline.

•
Successfully completed the strategic acquisitions of accretive merchant portfolios and three businesses, helping boost gross profit by 2% from the prior year third quarter and 7.8% for the year to date period. Integrated Partners business lines, part of our Consumer Payments segment, contributed approximately $700,000 to gross profit for the third quarter. Our gross profit metric represents revenue less costs of merchant fees and other costs of services on our consolidated statement of operations.

•	Additional acquisitions are expected to close in fourth quarter 2018, with the potential to add approximately $19 million to annual Adjusted EBITDA.

•	Completed the previously-announced business combination and reverse acquisition with MI Acquisitions, making Priority a recapitalized public company listed on Nasdaq.

ALPHARETTA, GEORGIA -- November 14, 2018 -- Priority Technology Holdings, Inc. (NASDAQ: PRTH) (“Priority” or the “Company”), a leading provider of merchant acquiring and commercial payment solutions, today announced results for the third quarter ended September 30, 2018.

Consolidated revenue in the third quarter of 2018 was $103.6 million, a decline of 6.6% compared to $110.9 million in the prior year period. A 10.5% year-over-year increase in bankcard processing dollar volume and a 6.8% increase in bankcard transactions were more than offset by the loss of business from certain high-margin e-commerce merchants.

Consolidated income from operations was $3.6 million for the quarter ended September 30, 2018 compared to $9.5 million in the prior year period. Consolidated net loss under GAAP for the third quarter of 2018 was $2.6 million, which included an income tax benefit of $1.0 million, compared to consolidated net income of $2.3 million in the third quarter of 2017. Consolidated Adjusted EBITDA was $12.7 million for the quarter ended September 30, 2018, compared to $15.6 million in the prior year period. Consolidated income from operations, net loss, and Adjusted EBITDA were negatively impacted by the loss of business from certain high-margin e-commerce merchants, increased interest expense, and one-time costs related to the public-company transaction, as well as costs associated with the continued ramp up of business in our Commercial Payments and Managed Services segment.

“During the third quarter, we saw continued strength in organic sales growth throughout our business and improvement in our gross profit trends, with double-digit transaction volume growth in the Consumer Payments and Commercial Payments and Managed Services segments, as well as the positive impact to gross profit from accretive acquisitions in our distribution channels and integrated technology offerings. Our results were negatively impacted by the closure of certain high-margin e-commerce merchants in our Consumer Payments segment representing approximately two percent of our processing volume. The card associations have recently announced new industry-wide compliance rules for this merchant channel, which we are implementing. As we rebuild revenue streams for subscription billing under the new card association rules, we are likewise taking a deliberate and disciplined approach to maximizing our organic volume and gross profit growth trends while managing a robust pipeline of accretive acquisitions,” said Tom Priore, Executive Chairman of the Company.

Acquisition Update

Priority’s acquisition strategy is focused on identifying immediately accretive purchases of residual sales channels designed to improve earnings and lock in long-term revenue and sales commitments with independent resellers. In addition to these purchases of merchant portfolios in the third quarter, the Company consummated three business acquisitions:

•
Priority Payment Systems Northeast - previously an independent brand-licensed office of the Company with expertise in software-integrated payment services designed to manage turnkey installations of point-of-sale and supporting systems and marketing programs emphasizing online ordering systems and digital marketing campaigns.

•
Priority Payment Systems Tech Partners - previously an independent brand-licensed office of the Company with a track record and extensive network in the integrated payments and business-to-business (B2B) marketplaces.

•
RadPad and Landlord Station - operating under the "Priority Real Estate Technology" name, provides a holistic marketplace model for the down-stream rental real estate industry, including lead generation and conversion, facilitation of tenant screening and value-added services such as rent payments and other products for renters.

In addition to the third quarter acquisitions, presently the Company is in final discussions to execute a number of accretive acquisitions that are expected to close in December and contribute approximately $20 million in annual Earn-out Adjusted EBITDA for 2018. The Company anticipates upsizing its existing credit facility with SunTrust to facilitate the transactions.

“Bringing a measure of liquidity to our distribution partners has been an important element of our success as it builds loyalty among our resellers and bolsters long term growth. Blending strategic distribution acquisitions with targeted integrated payment opportunities, like those we have lined up for the 4th quarter, is core to our long term growth and value creation strategies,” said Chief Executive Officer John Priore.

2018 Outlook

Tom Priore concluded, “We remain confident in achieving our Earn-out Adjusted EBITDA (a non-GAAP Measure) target of $82.5 million for the full year 2018, despite the temporary industry-wide headwinds we’ve experienced in the subscription e-commerce market. Our growth is being driven by a combination of strong organic volumes and improved gross profit trends - in each of our business segments - along with several strategic, accretive acquisitions that affirm our position as a consolidation platform in payments, well positioned to create long term enterprise value for our shareholders.”

Conference Call

Priority Technology Holdings Inc.’s leadership will host a conference call on Thursday, November 15, 2018 at 8:30 a.m. ET to discuss its third quarter financial results. Participants can access the call by phone at (877) 501-3161 or (786) 815-8443, or via the Internet at https://edge.media-server.com/m6/p/eybxyc72. The webcast link will also be posted in the “Investor Relations” section of the Company’s website at www.PRTH.com. An audio replay of the call will be available shortly after the conference call by dialing (855) 859-2056 or (404) 537-3406 and entering conference ID number 5178847. Alternatively, you may access the webcast replay in the “Investor Relations” section of the Company’s website at www.PRTH.com.

Non-GAAP Financial Measures - EBITDA, Adjusted EBITDA and Earnout Adjusted EBITDA

Included in this quarterly announcement are discussions and reconciliations of earnings before interest, income tax and depreciation and amortization (“EBITDA”) and EBITDA adjusted for certain non-cash, non-recurring or non-core expenses (“Adjusted EBITDA”) to net income in accordance with GAAP. Adjusted EBITDA excludes certain non-cash and other expenses, litigation settlement costs, certain legal services costs, professional and consulting fees and expenses, severance, separation and employee settlements, share-based compensation and one-time business combination expenses and certain adjustments. We believe these non-GAAP measures illustrate the underlying financial and business trends relating to our results of operations and comparability between current and prior periods. We also use these non-GAAP measures to establish and monitor operational goals.

In addition, our financial covenants under our debt agreements and the earnout incentive plan pursuant to the business combination and recapitalization events that occurred in the third quarter of 2018, are based on a measure similar to Adjusted EBITDA (“Earnout Adjusted EBITDA”). The calculations of Earnout Adjusted EBITDA under our debt agreements and the earnout incentive plan include adjustments for, among other things, pro forma effects related to acquired merchant portfolios and residual streams and run rate adjustments for certain contracted savings on an annualized basis, which are not included as adjustments to Adjusted EBITDA.

These non-GAAP measures are not in accordance with, or an alternative to, GAAP and should be considered in addition to, and not as a substitute or superior to, the other measures of financial performance prepared in accordance with GAAP. Using only the non-GAAP financial measures, particularly Adjusted EBITDA or Earnout Adjusted EBITDA, to analyze our performance would have material limitations because their calculations are based on subjective determination regarding the nature and classification of events and circumstances that investors may find significant. We compensate for these limitations by presenting both the GAAP and non-GAAP measures of our operating results. Although other companies may report measures entitled “Adjusted EBITDA” or similar in nature, numerous methods may exist for calculating a company’s Adjusted EBITDA or similar measures. As a result, the methods we use to calculate Adjusted EBITDA and Earnout Adjusted EBITDA may differ from the methods used by other companies to calculate their non-GAAP measures.

About Priority Technology Holdings, Inc.

Priority is a leading provider of merchant acquiring and commercial payment solutions, offering unique product and service capabilities to its merchant network and distribution partners.  Our enterprise operates from a purpose-built business platform that includes tailored customer service offerings and bespoke technology development, allowing us to provide end-to-end solutions for payment and payment-adjacent opportunities.  Additional information can be found at www.PRTH.com.

Forward-Looking Statements

This press release contains forward-looking statements that are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected, expressed, or implied by such forward-looking statements. In some cases, you can identify forward-looking statements by use of words such as "may, will, should, anticipates, believes, expects, plans, future, intends, could, estimate, predict, projects, targeting, potential or contingent," the negative of these terms or other similar expressions. Our actual results could differ materially from those discussed or implied herein.

We caution that it is very difficult to predict the impact of known factors, and it is impossible for us to anticipate all factors that could affect our actual results. All forward-looking statements are expressly qualified in their entirety by these cautionary statements. You should evaluate all forward-looking statements made in this press release in the context of the risks and uncertainties disclosed in our SEC filings. These filings are available online at www.sec.gov or www.PRTH.com.

We caution you that the important factors referenced above may not contain all of the factors that are important to you. In addition, we cannot assure you that we will realize the results or developments we expect or anticipate or, even if substantially realized, that they will result in the consequences we anticipate or affect us or our operations in the way we expect. The forward-looking statements included in this press release are made only as of the date hereof. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law. If we do update one or more forward-looking statements, no inference should be made that we will make additional updates with respect to those or other forward-looking statements. We qualify all of our forward-looking statements by these cautionary statements.

PRIORITY TECHNOLOGY HOLDINGS, INC.
Unaudited Condensed Consolidated Statements of Operations
For the quarter and three quarters ended September 30, 2018 and 2017

	Quarter ended September 30,		Three quarters ended September 30,
(in thousands, except per share amounts)	2018	2017	2018	2017
REVENUE:
Merchant card fees revenue	$94,915	$103,985	$299,661	$286,208
Outsourced services revenue	6,264	6,094	18,426	17,135
Other revenues	2,412	867	5,862	2,306
Total revenue	103,591	110,946	323,949	305,649

OPERATING EXPENSES:
Costs of merchant card fees	71,876	80,247	230,276	219,507
Other costs of services	4,475	3,997	13,518	11,285
Salary and employee benefits	9,992	8,120	28,406	24,356
Depreciation and amortization	4,899	3,602	12,679	11,254
Selling, general and administrative	3,725	3,002	13,978	7,214
Change in fair value of contingent consideration	—	—	—	(410)
Other operating expenses	5,064	2,512	10,449	8,143
Total operating expenses	100,031	101,480	309,306	281,349

Income from operations	3,560	9,466	14,643	24,300

OTHER INCOME (EXPENSES):
Interest income	153	201	530	448
Interest expense	(7,334)	(6,418)	(21,893)	(18,600)
Debt modification and extinguishment expenses	—	—	(1,323)	(1,753)
Change in fair value of warrant liability	72	(928)	(3,458)	(1,455)
Equity in loss and impairment of unconsolidated entities	(4)	(63)	(857)	(221)
Total other expenses	(7,113)	(7,208)	(27,001)	(21,581)

Net (loss) income before income taxes	(3,553)	2,258	(12,358)	2,719

Income tax benefit	(991)	—	(991)	—

Net (loss) income	$(2,562)	$2,258	(11,367)	$2,719

(Loss) income per common share:
Basic and diluted	$(0.04)	$0.03	$(0.19)	$0.04

PRIORITY TECHNOLOGY HOLDINGS, INC.
BUSINESS SEGMENT RESULTS
For the quarter and three quarters ended September 30, 2018 and 2017
(unaudited)

	Quarter Ended September 30,
	2018	2017	Change	% Change
	(dollars and transaction volumes in thousands)
Consumer Payments:
Segment revenue	$95,801	$104,334	$(8,533)	(8.2)%
Segment operating expense	$(92,139)	$(95,564)	$3,425	(3.6)%
Segment operating income	$3,662	$8,770	$(5,108)	(58.2)%
Segment operating margin	3.8%	8.4%
Key Indicators:
Merchant bankcard processing dollar value (1)	$9,644,000	$8,725,000	$919,000	10.5%
Merchant bankcard transaction volume (1)	120,879	113,138	7,741	6.8%

Commercial Payments and Managed Services:
Segment revenue	$7,790	$6,612	$1,178	17.8%
Segment operating expense	$(7,892)	$(5,916)	$(1,976)	33.4%
Segment operating (loss) income	$(102)	$696	$(798)	(114.7)%
Segment operating margin	(1.3)%	10.5%

	Three Quarters Ended September 30,
	2018	2017	Change	% Change
	(dollars and transaction volumes in thousands)
Consumer Payments:
Segment revenue	$302,514	$287,129	$15,385	5.4%
Segment operating expense	$(287,444)	$(264,672)	$(22,772)	8.6%
Segment operating income	$15,070	$22,457	$(7,387)	(32.9)%
Segment operating margin	5.0%	7.8%
Key Indicators:
Merchant bankcard processing dollar value (1)	$28,548,000	$25,632,000	$2,916,000	11.4%
Merchant bankcard transaction volume (1)	351,305	327,015	24,290	7.4%

Commercial Payments and Managed Services:
Segment revenue	$21,435	$18,520	$2,915	15.7%
Segment operating expense	$(21,862)	$(16,677)	$(5,185)	31.1%
Segment operating (loss) income	$(427)	$1,843	$(2,270)	(123.2)%
Segment operating margin	(2.0)%	10.0%

(1)Bankcard processing dollar values and transaction volumes presented in this table exclude data attributable to our Commercial Payments and Managed Services segment, related mainly to our CPX business.

PRIORITY TECHNOLOGY HOLDINGS, INC.
Unaudited Condensed Consolidated Balance Sheets
As of September 30, 2018 and December 31, 2017

(in thousands)	September 30, 2018	December 31, 2017
ASSETS
Current Assets:
Cash	$17,203	$27,966
Restricted cash	18,274	16,193
Accounts receivable, net of allowance for doubtful accounts of $295 and $484, respectively	40,433	47,433
Due from related parties	269	197
Prepaid expenses and other current assets	3,209	3,550
Current portion of notes receivable	2,247	3,442
Settlement assets	2,774	7,207
Total current assets	84,409	105,988

Notes receivable, less current portion	786	3,807
Property, equipment, and software, net	17,011	11,943
Goodwill	109,366	101,532
Intangible assets, net	65,579	42,062
Deferred income taxes, net	48,469	—
Other assets	1,686	1,375
Total assets	$327,306	$266,707

LIABILITIES AND EQUITY (DEFICIT)
Current liabilities:
Accounts payable and accrued expenses	$26,614	$18,603
Accrued residual commissions	17,466	23,470
Customer deposits	1,798	4,853
Current portion of long-term debt	2,682	7,582
Settlement obligations	11,805	10,474
Current portion of common unit repurchase obligation	—	1,500
Total current liabilities	60,365	66,482

Long-term debt, net of discounts and deferred financing costs	342,293	267,939
Warrant liability	—	8,701
Common unit repurchase obligation	—	7,690
Other liabilities	7,040	6,050
Total long term liabilities	349,333	290,380

Total liabilities	409,698	356,862

Commitments and Contingencies

Equity (deficit)	(82,392)	(90,155)

Total liabilities and equity (deficit)	$327,306	$266,707

PRIORITY TECHNOLOGY HOLDINGS, INC.
Unaudited Condensed Consolidated Statements of Cash Flows
For the three quarters ended September 30, 2018 and 2017

	Three quarters ended September 30,
(in thousands)	2018	2017
Cash flows from operating activities:
Net (loss) income	$(11,367)	$2,719
Adjustment to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	12,679	11,254
Equity-based compensation	1,063	726
Amortization of debt issuance costs	606	538
Amortization of debt discount	446	373
Equity in loss and impairment of unconsolidated entities	857	221
Provision for deferred income taxes	(991)	—
Change in fair value of warrant liability	3,458	1,455
Change in fair value of contingent consideration	—	(410)
Loss on debt extinguishment	541	1,753
Payment in kind interest	3,623	3,795
Change in operating assets and liabilities, net of business acquisitions:
Accounts receivable	7,357	(7,387)
Settlement assets	4,434	938
Prepaid expenses and other current assets	412	3,657
Notes receivable	3,661	(1,315)
Accounts payable, accrued expenses and accrued residual commissions	434	9,499
Settlement obligations	1,330	2,382
Customer deposits	(3,055)	(1,206)
Other assets and liabilities	(652)	(13)
Net cash provided by operating activities	24,836	28,979

Cash flows from investing activities:
Acquisition of businesses	(7,508)	—
Additions to property and equipment	(8,406)	(4,866)
Acquisitions of merchant portfolios	(26,431)	(2,484)
Net cash used in investing activities	(42,345)	(7,350)

Cash flows from financing activities:
Proceeds from issuance of long term debt	67,113	276,290
Repayment of long term debt	(2,011)	(90,196)
Debt issuance costs	(322)	(4,570)
Distributions to members	(7,075)	(3,399)
Redemption of membership interest	(74,093)	(203,000)
Recapitalization proceeds	49,389	—
Founders shares redemptions	(2,118)	—
Redemption of warrants	(12,701)	—
Recapitalization costs	(9,355)	—
Net cash provided by (used in) financing activities	8,827	(24,875)

Change in cash and restricted cash:

Net decrease in cash and restricted cash	(8,682)	(3,246)
Cash and restricted cash at the beginning of year	44,159	41,702
Cash and restricted cash at September 30	$35,477	$38,456

Supplemental cash flow information:
Cash paid for interest	$16,537	$13,708
Recognition of initial net deferred income tax asset	$47,478	$—

Non-cash investing and financing activities:
Notes receivable from sellers used as partial consideration for business acquisitions	$560	$—
Purchase of property and equipment through accounts payable	$119	$115
Cash consideration payable for business acquisition	$184	$—
Recapitalization costs remaining in accounts payable	$349	$—
Common stock issued as partial consideration in business acquisitions	$5,000	$—
Common unit repurchase obligation	$—	$9,190

PRIORITY TECHNOLOGY HOLDINGS, INC.
RECONCILIATION OF GAAP TO ADJUSTED RESULTS
(unaudited)

The reconciliations of EBITDA, Adjusted EBITDA and Earnout Adjusted EBITDA to net (loss) income, the most directly comparable financial measure calculated and presented in accordance with GAAP, are shown in the table below:

(dollars in thousands)	Quarter Ended September 30,		Three Quarters Ended September 30,
	2018	2017	2018	2017

Net (loss) income (GAAP)	$(2,562)	$2,258	$(11,367)	$2,719
Adjusted for:
Add: Interest expense (1)	7,334	6,418	21,893	18,600
Add: Depreciation and amortization	4,899	3,602	12,679	11,254
Less: Corporate income tax benefit	(991)	—	(991)	—
EBITDA (non-GAAP)	8,680	12,278	22,214	32,573
Further adjusted for:
Add: Non-cash and certain other expense (2)	(71)	986	5,644	3,010
Add: Litigation settlement costs	1,596	—	1,596	5
Add: Certain legal services (3)	718	1,780	3,901	3,286
Add: Professional and consulting fees and expenses (4)	1,453	388	5,681	1,063
Add: Severance, separation and employee settlements	81	—	222	139
Add: Equity-based compensation	268	195	1,063	726
Add: Other non-recurring expenses and adjustments	—	—	55	—
Adjusted EBITDA (non-GAAP)	12,725	15,627	40,376	40,802
Further adjusted for:
Add: Other tax expense	—	(7)	146	150
Add: Pro-forma impacts for acquisitions	820	300	7,633	1,003
Add: Contracted revenue and savings	273	—	2,924	1,743
Earnout Adjusted EBITDA (non-GAAP)	$13,818	$15,920	$51,079	$43,698

(1) Interest expense consists of interest on outstanding debt and amortization of deferred financing fees and original issue discounts.

(2) Primarily non-cash fair value and other adjustments, including change in fair value of warrants, debt modification/extinguishment expenses, change in fair value of earnout obligations, equity in loss and impairment of unconsolidated entities and, to a lesser extent, certain non-recurring Business Combination and integration-related expenses.

(3) Legal services relates to acquisitions, legal settlements and other litigation expenses.

(4) Primarily Business Combination related, capital markets, accounting advisory, IT consulting and sponsor management fees and expenses, as well as a consulting arrangement with a non-independent director.

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